EX99.28(h)(1)(vii)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL Investors Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Trust and the Administrator entered into an Amended and Restated Administration Agreement effective as February 28, 2012, as amended (“Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, pursuant to the Agreement, the Trust agreed to pay the Administrator for the services provided and the expenses assumed by the Administrator a fee as set forth on Schedule B to the Agreement, and the Administrator agreed to accept such fee as full compensation under the Agreement for such services and expenses.

Whereas, the Trust and the Administrator agree to amend the fees as forth on Schedule B to the Agreement to reflect certain fee reductions.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 1, 2015, attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Administrator and the Trust have caused this Amendment to be executed as of this 1st day of September 2015, effective October 1, 2015.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name: Kristen K. Leeman		Name: Mark D. Nerud
Title: Assistant Secretary		Title: President and CEO

Schedule B
Dated October 1, 2015

Funds	Assets	Fee
JNL/PPM America Low Duration Bond Fund (Class A)	$0 to $3 billion Assets over $3 billion	.10% .09%
JNL/PPM America Total Return Fund (Class A)	$0 to $3 billion Assets over $3 billion	.10% .09%
JNL Money Market Fund (Institutional Class)	All Assets	0.00%

B-1